Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 18, 2023, relating to the financial statements of Madison Square Garden Entertainment Corp., appearing in the Annual Report on Form 10-K of Sphere Entertainment Co. for the year ended June 30, 2023.

/s/ Deloitte & Touche LLP

New York, New York

December 8, 2023